Exhibit 10.45

FIRST AMENDMENT TO

MANUFACTURING AGREEMENT

This FIRST AMENDMENT TO MANUFACTURING AGREEMENT (“First Amendment”) is made May effective May 23, 2003, by and among Mannetech, Inc., a Texas corporation with its principal place of business at 600 S. Royal Lane #200, Coppell Texas (“Mannetech”) and Natural Alternatives International, Inc., a Delaware corporation with its principal place of business located at 1185 Linda Vista Drive, San Marcos, California (“NAI”).

RECITALS

A.	The parties entered into a Manufacturing Agreement dated April 22, 1998 (“Manufacturing Agreement”), in which NAI agreed to become a manufacturer and supplier of certain nutritional products to Mannetech. All capitalized terms used in this First Amendment not otherwise defined herein shall have the meanings ascribed to such terms in the Manufacturing Agreement dated April 22, 1998.

B.

Mannetech and NAI wish to amend the Manufacturing Agreement to permit purchase orders fulfilled by NAI to be held in storage for a prescribed period of time for Mannetech’s benefit with no additional handling or storage charges to Mannetech.

Incorporating the above recitals as if set forth fully below and in consideration of the obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

The Manufacturing Agreement dated April 22, 1998, is amended as follows:

SECTION 3(c): Price; Price Increase; Billing and Payment. The reference to “Section 13” in the second complete sentence shall be deleted and replaced with “Section 12”.

SECTION 5: Storage Facilities. The entire paragraph shall be deleted and replaced with the following:

Storage and Shipping. “Buyer shall provide purchase orders setting forth a quantity of Products which Buyer requires from Seller and Buyer’s delivery requirements. Buyer shall issue purchase orders for delivery of Products at its discretion. In order to assist Buyer in controlling its inventory, Seller shall provide suitable storage and warehousing space for all Products for the time and to the extent required by Buyer, including storage of all Products for up to thirty (30) days after the originally scheduled shipping date set forth in the applicable purchase order. No additional charges for such storage and warehousing of Products will be paid charged to Buyer. If Buyer requires Seller to provide storage for any Products for a period longer than thirty (30) days after the originally scheduled shipping date set forth in the applicable purchase order for the Products, then Buyer shall in addition pay Seller a reasonable charge for such longer storage requirements. All Products will be stored in clean space suitable for storage of food and protection of its contents with respect to integrity and quality, in compliance with good commercial practice and all applicable laws, rules and regulations, including, without limitation, FDCA regulations.

SECTION 11(c) Term; Termination. Section 11(c) shall be deleted in its entirety and replaced with the following:

Notwithstanding this or any other Section of this Agreement, upon termination of this Agreement, Buyer shall, within thirty (30) calendar days of the date of notice of termination, forward payment to Seller for all purchase orders accepted by Seller prior to the effective termination date in addition to any amounts owed Seller for previously accepted Products under this Agreement. Upon receipt of such payment, Seller shall timely deliver all Products due under any outstanding purchase orders. To the extent that after termination Seller has inventory of raw materials and packaging materials on hand that were purchased and inventory of finished goods that were produced in good faith reliance on Buyer’s purchase orders, then Buyer shall be liable for, and required to purchase, such inventory from Seller within thirty (30) days from the date Seller furnishes to Buyer a written reconciliation showing the amount of such inventory. Seller shall use commercially reasonable efforts to utilize such inventory for other customers or sell it to third parties. The Parties shall cooperate and utilize their commercially reasonable efforts to prepare such final reconciliations of Products and inventory and any other amounts to be provided as between them in connection with such termination.

SECTION 14 (c): Formulas. The second line of “Notices to Natural Alternatives International” shall be deleted in its entirety and replaced with the following: “Mr. Randell Weaver, President.”

EFFECT: Except as amended hereby, the Manufacturing Agreement dated April 22, 1998, remains in full force and effect as of the date of this First Amendment.

The parties have caused this First Amendment to be executed by their respective duly authorized representatives, as of the day and year first above written.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

a Delaware corporation

By:	/s/ Randy Weaver
Randell Weaver, President

MANNETECH, INC. a Texas corporation

By:	/s/ Terry Persinger
Terry Persinger, President

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